FOREST LABORATORIES, INC.
REPORTS FISCAL YEAR 2013 THIRD QUARTER EARNINGS

NEW YORK, January 15, 2013 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today reported a GAAP loss per share of $0.58 in the third quarter of fiscal 2013 compared with income of $1.04 in the third quarter of fiscal 2012.  Included in the third quarter results were upfront/licensing agreement payments totaling $76.0 million, or $0.29 per share, net of tax.  The non-GAAP loss per share was $0.21 in the third fiscal quarter of 2013 compared with income of $1.08 in the third quarter of fiscal 2012.

Net sales for the quarter decreased 41.6% to $678.0 million, from $1.2 billion in the year-ago period.  Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $345.8 million during the quarter, an increase of 1.6% from last year’s fiscal third quarter.  Namenda sales were negatively impacted by higher contract rebates, largely driven by the Medicare Part D Coverage Gap liability, which peak in the fiscal third quarter and are expected to return to normal levels in the fiscal fourth quarter.

Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, were $108.8 million, an increase of 20.1% over the year-ago period.  Sales of Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, were $25.6 million, a decrease of 2.7% from last year’s third quarter.

In August 2011 the Company launched Daliresp® and Viibryd®.  Daliresp (roflumilast), a PDE4 enzyme inhibitor for the treatment to reduce the risk of exacerbations in patients with chronic obstructive pulmonary disease (COPD), recorded sales of $17.5 million.  Sales of Daliresp in last year’s fiscal third quarter were $8.4 million.  Daliresp sales were similarly impacted by contract rebates as described above.  Viibryd (vilazodone HCl), an SSRI and a partial agonist at serotonergic 5-HT1A receptors for the treatment of major depressive disorder (MDD) recorded sales of $40.6 million.  Sales of Viibryd in last year’s fiscal third quarter were $18.9 million.  Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin antibiotic for the treatment of adults with community-acquired bacterial pneumonia and with acute bacterial skin and skin structure infections, recorded sales of $11.5 million.  Teflaro was launched in March 2011 and recorded sales of $6.5 million in last year’s third fiscal quarter.

The Company commercially launched two of its newest products, Tudorza® and Linzess® in December 2012.  Tudorza (aclidinium bromide inhalation powder), an anticholinergic indicated for the long-term maintenance treatment of bronchospasm associated with COPD recorded initial trade stocking of $12.2 million.   Linzess (linaclotide), a guanylate cyclase (GC-C) agonist for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC) in adults recorded initial trade stocking of $19.2 million.

Sales of Lexapro® (escitalopram oxalate), a selective serotonin reuptake inhibitor (SSRI) for the initial and maintenance treatment of MDD in adults and adolescents and generalized anxiety disorder in adults were $20.3 million compared with $593.0 million in the year-ago period.  The Lexapro patent expired on March 14, 2012.

Contract revenue was $38.3 million in the current quarter compared to $34.1 million last year.  Benicar® (olmesartan medoxomil) co-promotion income increased to $36.0 million, compared to $31.4 million in last year’s third quarter.

Cost of sales as a percentage of sales was 22.6% in both the current and prior year third quarters.  Selling, general and administrative expense for the current quarter was $428.4 million as compared to $396.1 million in the year-ago quarter.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products: Teflaro, Daliresp, Viibryd, Tudorza and Linzess.

Research and development (R&D) spending for the current quarter was $325.3 million compared with $191.3 million in last year’s third quarter.  The current quarter includes upfront licensing/agreement payments of $76.0 million and milestone payments of $44.5 million compared to $24.6 million of milestone payments in the prior year’s quarter.

Income tax benefit for the quarter was $30.7 million, reflecting a quarterly effective tax rate of -16.6%.  For the quarter ended December 31, 2012 a net loss of $153.6 million or loss of $0.58 per share was reported compared to net income of $278.4 million or income of $1.04 per share reported for last year’s third quarter.

Nine Month Results
Revenues for the nine months ended December 31, 2012 decreased 34.7% to $2.3 billion from $3.5 billion in the prior year.

Net income for the nine months ended December 31, 2012, the Company reported decreased to a net loss of $77.5 million compared to net income of $786.4 million reported in the nine months of the prior year.  Reported earnings per share decreased to a loss of $0.29 per share in the current year’s nine months as compared to earnings per share of $2.85 in last year’s nine months.

Fiscal 2013 Guidance
The Company now expects that non-GAAP earnings per share for the fiscal year ending March 31, 2013 will be at the lower end of the previously guided range of $0.45 to $0.60.  Total net revenue (includes product sales as well as the earnings contribution from Benicar, authorized generic sales of Lexapro, interest income and other income) is now expected to be between $3.1 billion and $3.2 billion.

Howard, Solomon, Chairman and Chief Executive Officer of Forest said:  “In the third quarter of fiscal 2013, as expected, we incurred a loss resulting principally from sales lost following the expiration of Lexapro’s patent exclusivity in March 2012.  The third quarter had lower sales of branded and generic Lexapro than the prior two quarters, as Lexapro declined in sales closer to its ultimately anticipated levels.

“More importantly, in the month of December 2012, we launched two major new products, Tudorza and Linzess.  We believe sales of those products, and the seven products already launched and two products, levomilnacipran and cariprazine, which were filed with the FDA this year, and which we anticipate will be launched in our next fiscal year, will ultimately equal and exceed the sales lost following the expiration of Lexapro’s exclusivity and the potential loss in subsequent years of Namenda’s exclusivity.  And, of course, there is always the potential for additional new products.

“Our strategy for acquiring products has repeatedly been confirmed, in concept and in execution.  Of course, the sales potential of each varies.  A few, like Savella and Teflaro, will achieve more modest sales.  But, for example, Bystolic, launched several years ago, with sales of $108 million this last quarter, an increase of 20.1% over the previous year, with its growth to be significantly augmented by the combination with valsartan, presently in Phase III, is likely to be another one of our largest products in coming years.

“The launch of every product requires major effort.  It is costly financially and in human effort, and two in one quarter is especially demanding.  Each involves sales force training and each involves a costly launch meeting with additional training and motivational presentations involving nearly two thousand sales and marketing personnel at each meeting.  Most of those expenses were incurred in the last quarter for both products, including increased production costs for launch quantities, which were not compensated by initial stocking sales.  Our marketing department and sales force membership and management exceeded even their usual impressive performance.  It always takes a little while for the expense dust to clear, and to see the sales and profits generated by each new product.

“During the quarter we and our partner Gedeon Richter were pleased to announce that we have submitted the NDA to the FDA for cariprazine, a potent D3/D2 receptor partial agonist with preferred binding to D3 receptors, for the treatment of schizophrenia and Bipolar I Disorder.  Schizophrenia and Bipolar I Disorder are serious medical conditions requiring treatment that affects millions of adult patients in the U.S.  We are also studying cariprazine for the treatment of bipolar depression, and for treatment resistant depression.  In addition, earlier this year we announced submission of our NDA for levomilnacipran for the treatment of major depressive disorder.

“In addition, we announced two important business development transactions during the quarter.  In October we were pleased to announce that we entered into a broad strategic alliance with Moksha8 in Latin America.  Moksha8 is a leader in the commercialization of CNS medicines in Latin America.  Our alliance includes an exclusive license from Forest to Moksha8 to commercialize Viibryd, and potentially other Forest products and also provides us with an opportunity to acquire Moksha8 in two years under certain conditions.  In November we were pleased to announce that we entered into an agreement with Adamas Pharmaceuticals for the development and commercialization of a fixed dose combination of Namenda XR and donepezil as a once-daily therapy for the treatment of moderate and severe dementia of the Alzheimer’s type.

“The portfolio of our nine new products will cover six major therapeutic areas – anti-infective, cardiovascular, central nervous system, gastrointestinal, respiratory and pain.   Several of these products are already being developed in logical combination with other drugs, i.e. Bystolic and valsartan, Namenda XR and donepezil, Tudorza and formoterol, and Teflaro with avibactam.  And there will be more to come as we continue to execute our business development strategy to find new product opportunities.

“We believe that we are well on our way to realizing the fruits of success from our new product portfolio that could ultimately generate significant levels of sales and earnings to more than replace the expiring products and secure long-term growth for our Company.”

Use of Non-GAAP Financial Information

Non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items are summarized in the table below.  This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS		NINE MONTHS
	ENDED		ENDED
	DECEMBER 31,		DECEMBER 31,
	2012	2011	2012	2011
Reported Diluted earnings/(loss) per share:	$(0.58)	$1.04	$(0.29)	$2.85
Per share impact of specified items net of tax:
Amortization arising from business combinations and acquisitions of product rights
Recorded in Cost of sales	0.04	0.02	0.10	0.05
Recorded in Selling, general and administrative	0.04	0.02	0.12	0.06
Upfront licensing/agreement payments	0.28	--	0.28	0.14

Rounding	0.01	--	0.01	--
Adjusted Non-GAAP earnings/(loss) per share:	$(0.21)	$1.08	$0.22	$3.10

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until February 14, 2013 at both websites and also by dialing (855) 859-2056 (US or Canada) or +1 (404) 537-3406 (international), Conference ID: 78714269.

About Forest Laboratories and Its Products

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory gastrointestinal, and pain management medicine.  The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas.  The Company is headquartered in New York, NY.  To learn more, visit www.FRX.com

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.  Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	THREE MONTHS		NINE MONTHS
	ENDED DECEMBER 31,		ENDED DECEMBER 31,
	(In thousands, except per share amounts)
	2012	2011	2012		2011
Revenues:
Net sales	$677,967	$1,161,254		$2,121,750	$3,395,639
Contract revenue	38,314	34,149		158,426	108,367
Other income	6,409	13,918		24,278	26,325
Net revenues	722,690	1,209,321		2,304,454	3,530,331

Costs and expenses:
Cost of goods sold	153,311	262,732		471,257	780,513
Selling, general and administrative	428,380	396,054		1,185,578	1,142,788
Research and development	325,290	191,269		723,295	583,043
	906,981	850,055		2,380,130	2,506,344

Income (loss) before income tax expense	(184,291)	359,266		(75,676)	1,023,987
Income tax expense (benefit)	(30,683)	80,830		1,870	237,601
Net income (loss)	$(153,608)	$278,436	$	(77,546)	$786,386

Net income (loss) per share:
Basic	$(0.58)	$1.04		$(0.29)	$2.86
Diluted	$(0.58)	$1.04		$(0.29)	$2.85

Weighted average number of shares outstanding:
Basic	266,018	267,397		266,967	275,400
Diluted	266,018	267,604		266,967	275,867